                                              Exhibit 99.1
DISCOVER FINANCIAL SERVICES REPORTS FIRST QUARTER 2023 NET INCOME OF $1.0 BILLION
OR $3.58 PER DILUTED SHARE

BOARD OF DIRECTORS APPROVES REPURCHASE OF UP TO $2.7 BILLION OF COMMON STOCK AND INCREASES THE QUARTERLY COMMON STOCK DIVIDEND 17% to $0.70 PER SHARE

First Quarter 2023 Results
	2023	2022	YOY Change
Total loans, end of period (in billions)	$112.7	$93.5	21%
Total revenue net of interest expense (in millions)	$3,753	$2,902	29%
Total net charge-off rate	2.72%	1.61%	111 bps
Net income/(loss) (in millions)	$976	$1,242	(21)%
Diluted EPS	$3.58	$4.22	(15%)

Riverwoods, IL, April 19, 2023 - Discover Financial Services (NYSE: DFS) today reported net income of $1.0 billion or $3.58 per diluted share for the first quarter of 2023, as compared to a net income of $1.2 billion or $4.22 per diluted share for the first quarter of 2022.

“Our results for the first quarter of 2023 indicate a solid start to the year, with continued receivables growth and record deposit inflows, while credit is normalizing as expected. While there was stress across some segments of the banking system, our strong funding and capital generative business model enabled us to invest for growth while sustaining significant capital return to shareholders,” said Roger Hochschild, CEO and President of Discover. “We believe these factors create a compelling position for Discover in 2023 and beyond.”

Segment Results

Digital Banking

Digital Banking pretax income of $1.2 billion for the quarter was $498 million lower than the prior year period reflecting a higher provision for credit losses and higher operating expenses, partially offset by increased revenue net of interest expense.

Total loans ended the quarter at $112.7 billion, up 21% year-over-year, and flat sequentially. Credit card loans ended the quarter at $89.8 billion, up 22% year-over-year. Personal loans increased $1.5 billion, or 21%, and private student loans increased $166 million, or 2%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $313 million, or 3% from the prior year period.

Net interest income for the quarter increased $653 million, or 26% driven by higher average receivables and net interest margin expansion. Net interest margin was 11.34%, up 49 basis points versus the prior year. Card yield was 15.06%, up 247 basis points from the prior year primarily driven by higher market rates partially offset by higher interest charge-offs and a slightly higher mix of receivables at a promotional rate. Interest expense as a percent of total loans increased 230 basis points from the prior year period, primarily driven by higher funding costs.

Non-interest income increased $47 million, or 10%, from the prior year period, mainly driven by higher discount/interchange revenue and loan fee income partially offset by higher rewards cost driven by higher sales volumes.

The total net charge-off rate of 2.72% was 111 basis points higher versus the prior year period reflecting credit normalization across the portfolio. The credit card net charge-off rate was 3.10%, up 126 basis points from the prior year period and up 73 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 2.76%, up 99 basis points year-over year and up 23 basis points from the prior quarter. The student loan net charge-off rate was 1.04%, up 35 basis points from the prior year and down 29 basis points from the prior quarter. Personal loans net charge-off rate of 1.94% was up 82 basis points from the prior year and up 45 basis points from the prior quarter.

Provision for credit losses of $1.1 billion increased $948 million from the prior year driven by a $385 million reserve build in the current quarter compared to a $175 million reserve release in the prior year quarter and a $382 million increase in net-charge offs.

Total operating expenses were up $250 million year-over year, or 23%, driven primarily by higher expenses for employee compensation, professional fees, and marketing. The increase in employee compensation was driven by higher headcount. Professional fees increased due to investment in technology and consulting costs. Marketing increased primarily due to investments in consumer banking, card acquisition, and brand.

Payment Services

Payment Services pretax income of $47 million was up $148 million year-over-year. Higher revenue was driven by $162 million net losses on equity investments in the prior year quarter compared to $18 million net losses in the current year quarter.

Payment Services volume was $85.1 billion, up 10% year-over-year. PULSE dollar volume was up 9% primarily driven by increased debit transaction volume. Diners Club volume was up 28% year-over-year reflecting an improvement in global T&E and corporate spending. Network Partners volume decreased 1% from the prior year primarily reflecting lower transaction volume.

Share Repurchase

During the first quarter of 2023, the company repurchased approximately 11.3 million shares of common stock for $1.2 billion. Shares of common stock outstanding declined by 4.0% from the prior quarter.

The Board of Directors has approved a new $2.7 billion share repurchase program. The new share repurchase program spans five quarters through June 30, 2024, replaces the prior program, and may be terminated at any time. The company expects to make share repurchases from time to time subject to the company's capital plan, market conditions and other factors, including legal and regulatory restrictions and required approvals.

Dividend Declaration

The Board of Directors increased the quarterly dividend from $0.60 to $0.70 per share, and declared a quarterly cash dividend of $0.70 per share of common stock payable on June 8, 2023, to holders of record at the close of business on May 25, 2023.

Conference Call and Webcast Information

The company will host a conference call to discuss its first quarter results on Thursday, April 20, 2023, at 7:00 a.m. Central Time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation's leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts
Investors:                Media:
Eric Wasserstrom, 224-405-4555        Matthew Towson, 224-405-5649
investorrelations@discover.com        matthewtowson@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance and regulatory and legal actions, including, but not limited to, those related to accounting guidance, tax reform, financial regulatory reform, consumer financial services practices, anti-corruption and funding, capital and liquidity; the actions and initiatives of current and potential competitors; our ability to manage our expenses; our ability to successfully achieve card acceptance across our networks and maintain relationships with network participants and merchants; our ability to sustain and grow our private student loan, personal loan and home loan products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; our ability to manage our credit risk, market risk, liquidity risk, operational risk, legal and compliance risk and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in our investment portfolio; limits on our ability to pay dividends and repurchase our common stock; limits on our ability to receive payments from our subsidiaries; fraudulent activities or material security breaches of our or others' key systems; our ability to remain organizationally effective; our ability to increase or sustain Discover card usage or attract new customers; our ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events, climate change, pandemics and unforeseen or catastrophic events; our ability to introduce new products and services; our ability to manage our relationships with third-party vendors, as well as those with which we have no direct relationship such as our employees' internet service providers; our ability to maintain current technology and integrate new and acquired systems and technology; our ability to collect amounts for disputed transactions from merchants and merchant acquirers; our ability to attract and retain employees; our ability to protect our reputation and our intellectual property; our ability to comply with regulatory requirements; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. We routinely evaluate and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or our debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2022, which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.